CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Small- & Mid-Cap Growth Fund:

We consent to the use in this Registration Statement of Oppenheimer Small- & Mid-Cap Growth Fund, of our report dated December 16, 2009, relating to the financial statements and financial highlights of Oppenheimer Small and Mid-Cap Growth Fund (formerly known as Oppenheimer Emerging Growth Fund), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                                                                      /s/ KPMG LLP
                                                                          KPMG LLP

Denver, Colorado

June 24, 2010